                                                                  Exhibit 4.06

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT


     AMENDMENT NO. 2, dated as of January 9, 2001 (this "Amendment No. 2"), to
                                                         ---------------
the Rights Agreement, dated as of January 27, 1999 (the "Rights Agreement"),
                                                         ----------------
between Exodus Communications, Inc., a Delaware corporation (the "Company") and
                                                                  -------
Fleet National Bank. (the "Rights Agent").
                           ------------

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, Section 27 of the Rights Agreement provides that the Company may, and the Rights Agent shall, if the Company directs, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates to make any provisions or changes with respect to the Rights which the Company may deem necessary or desirable;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement is necessary and desirable to effect the following and the Company and the Rights Agent desire to evidence such amendment in writing;

     WHEREAS, the Company, Exodus Acquisition Corp., a Delaware Corporation and a direct wholly-owned subsidiary of the Company ("Exodus Merger Sub"), Global
                                                  -----------------
Crossing North America, Inc., a New York corporation ("Global Crossing NA"),
                                                       ------------------
Global Crossing GlobalCenter Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Global Crossing NA ("GCG"), GlobalCenter Holding Co.,
                                                ---
a Delaware corporation and an indirect wholly-owned subsidiary of Global Crossing NA ("GlobalCenter Holding"), and GlobalCenter Inc., a Delaware
              --------------------
corporation and a direct wholly-owned subsidiary of GlobalCenter Holding and an indirect wholly-owned subsidiary of Global Crossing NA ("GlobalCenter") have
                                                         ------------
entered into an Agreement and Plan of Merger dated as of September 28, 2000 (the "Merger Agreement"), which provides for the merger of Exodus Merger Sub with and
 ----------------
into GlobalCenter Holding (the "Merger"), and the Board of Directors of the
                                ------
Company has approved the Merger Agreement and the Merger;

     WHEREAS, GCG is an indirect wholly-owned subsidiary of Global Crossing Ltd., a Bermuda company, and, upon the closing of the Merger, Global Crossing Ltd. and its Affiliates and Associates (collectively, "Global Crossing") may own
                                                       ---------------
in excess of 15% of the Company's outstanding Common Shares, and the Company desires to exclude from the definition of an "Acquiring Person" such shareholders, provided that their ownership does not exceed a designated percentage of the Company's outstanding Common Shares;

     WHEREAS, the definition of an "Acquiring Person" was previously amended by Amendment No. 1, dated as of October 20, 1999, to the Rights Agreement, which amendment is superseded by this Amendment No. 2;

     THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended and restated as follows:

           (a)  "Acquiring Person" shall mean any Person who or which, together
                 ----------------
                with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% (the "Designated Percentage") or more of
                                              ---------------------
                the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the
                Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or (iv) any entity holding Common Shares for or pursuant to the terms of any such plan;
                provided, however, that
                --------  -------

           (x)  in the case of in the case of FMR Corp. and its
                Affiliates and Associates, including any accounts for which FMR Corp. and its Affiliates and Associates have investment management or advisory responsibilities (including the Fidelity Investment mutual funds, but not including any of its Affiliates identified in clauses (i), (ii), (iii) or (iv) of this sentence), the Designated Percentage shall be 20% (the "Designated FMR Percentage"); and
                 -------------------------

           (y) in the case of Global Crossing and its Affiliates and Associates, the Designated Percentage shall be the percentage of outstanding Common Shares beneficially owned by Global Crossing and its Affiliates and Associates immediately following the closing of the Merger plus one percent (1%) (the "Designated
                                                                  ----------
                Global Crossing Percentage"), provided that if Global Crossing
                --------------------------    --------
                or any of its Affiliates or Associates transfers any Common Shares such that the percentage of outstanding Common Shares beneficially owned by Global Crossing and its Affiliates and Associates plus one percent (1%) (the "Lower Percentage") is
                                                       ----------------
                less than the Designated Global Crossing Percentage then in effect, then the Designated Global Crossing Percentage shall be revised downward to equal the Lower Percentage (but shall not be reduced below the Designated Percentage).

                Notwithstanding the foregoing,

                (A) No Person shall become an Acquiring Person if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person has become such inadvertently, and such Person as promptly as practicable takes such actions as may be necessary so that such Person would no longer be considered an Acquiring Person;

                (B) Neither Global Crossing nor any Person which acquires control of Global Crossing Ltd. shall become an Acquiring Person by virtue of the acquisition of control of Global Crossing Ltd. by such a Person which, together with all Affiliates and Associates of such

                     Person, is, immediately prior to such acquisition, the Beneficial Owner of Common Shares which, when added to the Common Shares of which Global Crossing is the Beneficial Owner immediately prior to such acquisition, would equal or exceed the Designated Global Crossing Percentage, provided that such Person as promptly as practicable after such acquisition takes such actions as may be necessary to reduce the number of Common Shares of which such Person, together with all Affiliates and Associates of such Person, is the Beneficial Owner to less than the Designated Global Crossing Percentage;

                (C) No Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person and such Person's Affiliates and Associates to the Designated Percentage or more of the Common Shares of the Company then outstanding; provided, however, that if a
                                               --------  -------
                     Person, together with such Person's Affiliates and Associates, shall become the Beneficial Owner of the Designated Percentage or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and such Person, together with its Affiliates and Associates, shall, after public announcement of such share purchases by the Company, become the Beneficial
                     Owner of any additional Common Shares of the Company and upon such acquisition, such Person, together with the Affiliates and Associates of such Person, becomes the Beneficial Owner of more than the applicable Designated Percentage, then such Person shall be deemed to be an "Acquiring Person."

     2. This Amendment No. 2 to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     3. This Amendment No. 2 to the Rights Agreement may be executed in one or more counterparts, each of which shall be an original but all of which counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     4. In all respects not inconsistent with the terms and provisions of this Amendment No. 2 to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     5. If any term, provision, covenant or restriction of this Amendment No. 2 to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 2 to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

     6. This Amendment No. 2 to the Rights Agreement shall not become effective until immediately prior to the time that Global Crossing becomes the Beneficial Owner of the Common Shares to be issued to GCG pursuant to the Merger Agreement, at which time this Amendment shall take full force and effect. If the Merger does not occur prior to the termination of the Merger Agreement in accordance with its terms, then this Amendment No. 2 shall terminate and be of no force or effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and attested, all as of the date and year first above written.

EXODUS COMMUNICATIONS, INC.           FLEET NATIONAL BANK

By: /s/ Adam W. Wegner                By: /s/ Joshua McGinn
   -----------------------------         ------------------------------
Name:   Adam W. Wegner                Name:   Joshua McGinn
     ---------------------------           ----------------------------
Title:  Senior Vice President,        Title: Senior Account Manager
        Legal and Corporate                 ---------------------------
        Affairs, General Counsel
        and Secretary
        ------------------------